UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TravelCenters of America Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This filing contains the following communications:

1.	Press Release, dated April 24, 2023
2.	Letter to ARKO Corp., dated April 24, 2023

1. The following press release was published by TravelCenters of America Inc. on April 24, 2023.

For Immediate Release

Following Engagement with ARKO, TA Board Reaffirmed ARKO Proposal is Not Superior to Pending BP Transaction

ARKO Says its Plan is to Finance $2.4 Billion Purchase Through an Amalgamation of Uncommitted Funding Sources; ARKO Has No Plans to Obtain a Committed Bridge Loan

ARKO Confirms Insurance Policy Discussions are Preliminary and Cost of Insurance Unknown

Board Unanimously Recommends Shareholders Vote FOR the Pending Merger with BP, with Closing Scheduled for May 15

WESTLAKE, Ohio – Apr. 24, 2023 – TravelCenters of America Inc. (Nasdaq: TA) today announced that after TA requested and received a contractual waiver from BP Products North America Inc. (“BP”), TA engaged with ARKO Corp. (“ARKO”) to diligence its proposal. Following this engagement, TA’s Board of Directors reaffirmed that ARKO’s proposal is neither a superior proposal nor could it reasonably be expected to lead to a superior proposal. The Board reconfirms its recommendation that shareholders vote FOR TA’s pending merger with BP, which, subject to shareholder approval, is scheduled to close on May 15, 2023.

During the engagement with ARKO, TA confirmed that ARKO plans to finance its proposed $2.4 billion acquisition of TA through an amalgamation of uncommitted funding sources, including by entering into unnegotiated new and expanded credit facilities, entering into unnegotiated sale and leaseback transactions at unrealistic high real estate valuations and using unavailable TA cash. Furthermore, as part of this engagement, ARKO unequivocally stated that, even if it was granted access to more diligence, it did not plan to obtain a committed bridge loan to close a transaction with TA. ARKO also confirmed that its discussions with an insurance provider were preliminary and that it did not know the costs to obtain such a policy.

TA’s Board provided a detailed response to ARKO in a letter dated April 24, 2023. The full text of the letter from the TA Board to ARKO, can be found here: https://investors.ta-petro.com/investors/default.aspx, under the link titled “ARKO Letter: April 24, 2023.”

The Special Meeting of Shareholders to approve the pending acquisition of TA by BP is scheduled for Wednesday, May 10, 2023, at 9:30 a.m. Eastern Time. TA shareholders of record as of the close of business on March 23, 2023, will be eligible to vote at the Special Meeting. Subject to shareholder approval, the transaction is expected to close on May 15, 2023.

Under the terms of the pending transaction, BP will acquire all of the outstanding shares of TA common stock for $86.00 per share in cash. The transaction price represents an 84% premium to TA’s average trading price of $46.68 over the 30 days ended February 15, 2023, the date the BP merger agreement was signed. The total equity value of the transaction is approximately $1.3 billion.

About TravelCenters of America

TravelCenters of America Inc. (Nasdaq: TA) is the nation's largest publicly traded full-service travel center network. Founded in 1972 and headquartered in Westlake, Ohio, its over 18,000 team members serve guests in 281 locations in 44 states, principally under the TA®, Petro Stopping Centers® and TA Express® brands. Offerings include diesel and gasoline fuel, truck maintenance and repair, full-service and quick-service restaurants, travel stores, car and truck parking and other services dedicated to providing great experiences for its guests. TA is committed to sustainability, with its specialized business unit, eTA, focused on sustainable energy options for professional drivers and motorists. TA operates over 600 full-service and quick-service restaurants and nine proprietary brands, including Iron Skillet® and Country Pride®. For more information, visit www.ta-petro.com.

Warning Regarding Forward Looking Statements

This communication contains “forward-looking statements,” including statements containing the words “expect,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. Statements that describe or relate to BP’s or TA’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the TA’s merger agreement with BP; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction; and the anticipated timing of the closing of the proposed transaction . Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors listed in the section entitled “Risk Factors” in Item 1A of TA’s Annual Report on Form 10-K filed with the SEC on March 1, 2023, and those factors detailed from time to time in TA’s other SEC reports including quarterly reports on Form 10-Q and current reports on Form 8-K. TA does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contact:

Stephen Colbert

TravelCenters of America

scolbert@ta-petro.com

Media Contacts:

Tina Arundel

TravelCenters of America

tarundel@ta-petro.com

Andrew Siegel / Jack Kelleher

Joele Frank

212-355-4449

2. The following letter from the Board of Directors of TravelCenters of America Inc. was sent to ARKO Corp. on April 24, 2023.

April 24, 2023

Mr. Arie Kotler

       Chair, President and CEO

Mr. Maury Bricks

       General Counsel

ARKO Corp.

8565 Magellan Parkway, Suite 400

Richmond, VA 23227

Gentlemen:

We write in response to your April 17 letter to the Board of Directors (the “Board”) of TravelCenters of America Inc. (“TA”). We have carefully considered your April 17 letter and all of your prior correspondence. We have also considered the engagement you and your advisors had with our financial and legal advisors on April 19 (the “ARKO Engagement”), after we requested and received a waiver from BP of certain of our contractual non-solicitation obligations. The purpose of this letter is to explain the primary reasons why, following this careful consideration, the Board continues to believe that ARKO’s proposal is neither a superior proposal nor reasonably expected to lead to a superior proposal.

The critical deficiency of ARKO’s proposal is ARKO’s continued failure to secure committed financing. In order for TA’s Board to make a good faith determination that ARKO’s proposal is or could reasonably be expected to lead to a superior proposal, the Board would need to be confident that ARKO has sufficient funds readily available to fund the closing of the proposed transaction. Typically, a party with a credit profile like ARKO’s provides the board of a public company target with funding assurance by securing an immediately available bridge loan financing commitment from a credible financing source for the full amount needed. However, ARKO has not provided the TA Board with such a commitment and, in fact, during the ARKO Engagement, we understand you stated unequivocally that you had no plans to secure a bridge loan commitment. Instead, as set forth in ARKO’s initial letter to the Board of March 14, 2023 (the “ARKO Proposal”), a copy of which is attached to this letter, ARKO has proposed to fund the transaction by an amalgamation of different funding sources, none of which, as we understand you confirmed during the ARKO Engagement, are fully committed, unconditional or immediately available.

April 24, 2023

In the ARKO Proposal, you estimate that $2.4 billion is required to consummate a transaction at $92.00 per TA share (including the purchase of the TA equity, the payment of TA debt, the proposed lease pre-payment, the purchase of certain trademarks from Service Properties Trust, the break fee due BP, the termination fee due The RMR Group and various other transaction costs). The ARKO Proposal lists as sources for the $2.4 billion the following: (a) $1.25 billion from a sale-leaseback transaction with Oak Street; (b) $663 million from new or expanded credit facilities; (c) $416 million from cash on hand at TA; and (d) the balance in cash from ARKO’s own balance sheet.

To date, ARKO has only provided a highly conditional letter from Oak Street for potential sale-leaseback financing intended, according to the ARKO Proposal, to account for $1.25 billion of the required $2.4 billion. However, in order for ARKO to utilize the Oak Street sale-leaseback facility, ARKO would need to sell to Oak Street properties owned by TA that ARKO will not own until after closing. Putting aside the challenge of closing a sale-leaseback financing with properties before you own them, only 56 of TA’s travel center sites are company owned and, we believe, they are of insufficient value to generate $1.25 billion of sale-leaseback proceeds. As a result, the Oak Street financing facility, at best, is only a possible source of funding for a portion of the required financing and provides no assurance of closing.

Further, in the ARKO Proposal, you indicated that approximately $663 million of ARKO’s sources of funds would be from an expanded Capital One Line of Credit and from an expanded ABL facility. You have provided no evidence that such funds are available to ARKO. In fact, it is our understanding that, during the ARKO Engagement, you acknowledged that these facilities had yet to be amended and expanded for ARKO to access the full capacity required by the sources and uses set forth in the ARKO Proposal. In addition, you have not provided the TA Board with any information regarding the conditions under which ARKO can draw on these credit facilities or any assurances from the lenders that ARKO can do so.

April 24, 2023

As noted above, the sources and uses of funds in the ARKO Proposal also assumes you will use approximately $416 million of TA’s cash on hand to fund the purchase price. However, you will not have access to TA’s cash until after closing and, even then, some of the cash will be necessary to fund TA’s business activities.

Separately, the April 17 letter refers to an insurance policy intended to enhance ARKO’s credit quality. According to our advisors, such financial guarantee products are typically not permitted by applicable insurance regulations and/or highly regulated. We infer from ARKO’s lack of detail regarding the material terms and conditions of this policy and ARKO’s failure to identify and provide any assurance from the proposed counterparty, that ARKO has no commitment for such a product. In fact, during the ARKO Engagement, we understand you confirmed that discussions regarding this insurance were preliminary and declined to identify or allow our advisors to speak with the counterparty. We also understand that you said you did not yet know the cost of this insurance because it has not yet been discussed with the counterparty. Our advisors anticipate that the cost of the insurance will be substantial but, in any event, securing such insurance will only increase the gap between your available funds and the amount required to be funded at closing.

Execution risk with ARKO is of paramount concern to the TA Board. As is disclosed in the proxy filed in connection with the BP transaction, the next highest proposed price TA received during its comprehensive sales process from a creditworthy and credible counterparty was for $68.00 per share. Our concern regarding execution risk is augmented by TA’s own prior experience with ARKO on another deal. As you may recall, in 2018, in connection with the sale of TA’s convenience store division, after the opportunity to conduct due diligence, ARKO made a high bid and then substantially reduced its bid when it was time to commit. The Board worries ARKO will do the same here and that, if ARKO is successful in derailing the BP transaction, TA shareholders will lose out on a real deal at a substantial premium to what may be otherwise achievable. Moreover, despite TA being a public company and having a definitive proxy on file that includes 5-year projections, ARKO continues to assert that ARKO and its capital providers require broad due diligence regarding TA, which creates even more execution risk for TA shareholders. In addition, to our knowledge, ARKO has never before acquired a public company or engaged in a transaction of the magnitude of the proposed transaction with TA and this inexperience also concerns us.

April 24, 2023

Given ARKO’s lack of committed financing for and/or inability to access the sources identified in the ARKO Proposal, ARKO’s high leverage, ARKO’s lack of liquidity and the heightened execution risk of a transaction with ARKO, the TA Board cannot find in good faith that ARKO has put forth a superior proposal or a proposal reasonably expected to lead to a superior proposal.

The Board takes seriously our responsibility to act in the best interests of TA shareholders and maximize shareholder value. The Board is confident that TA shareholders will not be distracted by ARKO’s highly conditional unfinanced proposal. The Board continues to believe that the acquisition of TA by BP is in the best interests of shareholders and maximizes shareholder value and, therefore, reiterates its recommendation that TA shareholders vote in favor of the BP transaction.

Very truly yours,

The TA Board of Directors

March 14, 2023

VIA EMAIL TO: jens.thomas.jung@citi.com

To

The Board of Directors
TravelCenters of America, Inc.
24601 Center Ridge Road,
Westlake, OH 44145-5639

RE:     Superior Proposal

Ladies and Gentlemen of the Board:

ARKO Corp. (“ARKO”) has long admired TravelCenters of America, Inc. (“TravelCenters” or the “Company”) and strongly believes that the combination of our two companies with a complementary geographic footprint will create a differentiated and industry leading travel center and convenience store offering. Combining TravelCenters with ARKO, including ARKO’s wholly owned subsidiary, GPM Investments, LLC, its subsidiaries and affiliated entities (collectively, “GPM”) would create significant value for all stakeholders, including both business’s customers and employees.

Given the strategic fit between our respective businesses, we were very surprised to have not been contacted ahead of TravelCenters’s recently announced transaction to be acquired by BP Products North America Inc., a subsidiary of BP p.l.c. (“BP”). The transaction you announced with BP indicates that the TravelCenters Board believes that $86 per share represents a fair price for your shareholders. ARKO is delighted to present you with a superior proposal in terms of value and deal certainty and will ensure speed to closing.

The combined business would be the 4th largest travel center and convenience store chain in the United States, with a strong balance sheet, significant synergies, and a growth plan to create more value for our shareholders. The combined company would have approximately 4,000 locations, supply approximately 4.6 billion gallons of fuel, have merchandise sales of approximately $3.5 billion, and employ approximately ~30,000 employees.

We also see great synergistic opportunities regarding our respective merchandise purchasing power, and to both strengthen and leverage our respective fuel supply arrangements once our respective companies are combined. ARKO is the third largest Valero wholesaler in the U.S. and a major wholesaler of the major branded fuel supply companies, including Marathon, Shell, ExxonMobil, BP, Chevron, Citgo, and Phillips 66.

ARKO’s non-binding indication of interest (the “Superior Proposal”) is to acquire 100% of the outstanding shares of TravelCenters for $92.00 per share in cash and would also include the other ancillary arrangements as set forth in the merger agreement between TravelCenters and BP (collectively, the “Transaction”). We are prepared to move to a binding agreement based on expedited due diligence. We and our transaction advisors have reviewed the merger agreement between TravelCenters and BP, including the ancillary agreements related thereto which have been made publicly available (collectively, the “Existing Merger Agreement”) and, subject to completion of due diligence and our review of the related disclosure schedules, we are prepared to accept substantially the same, and potentially even more favorable terms.

About ARKO Corp. and GPM Investments, LLC

ARKO Corp. is a Fortune 500 company that is publicly traded on NASDAQ (NASDAQ: ARKO).

GPM, the operating company of ARKO, is the 6th largest convenience store chain in the United States and one of the largest motor fuel distributors in the United States, operating or supplying ~3,500 convenience stores, cardlock locations and independent gas stations in over 30 states. GPM sells branded gas at most of its locations and also has stores that sell unbranded gas under GPM's proprietary fuel brands such as fast fuel®. GPM’s annual fuel volume is currently more than two billion gallons.

ARKO is headquartered in Richmond, Virginia, and employs more than 12,000 employees. Since 2013, ARKO has successfully acquired and integrated over 1,400 c-store locations, more than 1,700 dealer locations, and approximately 200 cardlock sites through 23 acquisitions, and has a pending publicly announced transaction to acquire another 24 company operated convenience stores and approximately 110 cardlock sites, which we anticipate will close during the first half of 2023. ARKO’s long-term business plan is to continue its growth through a smart but aggressive acquisition strategy.

The Superior Proposal

Our Superior Proposal is superior to the terms of the transaction announced with BP in terms of value and certainty and will ensure speed to closing. In particular, our $92.00 per share cash offer is superior in value as it represents a ~7% premium to the $86.00 per share agreed with BP and a ~97% premium to the $46.68 average trading price of the 30 days ended February 15, 2023. This offer represents nearly ~$100 million more in value to TravelCenters shareholders.

Financing

The Superior Proposal does not include any financing contingency to consummation of the Transaction.

ARKO has a longstanding relationship with Oak Street Real Estate Capital, LLC (together with its subsidiaries and affiliated entities, “Oak Street”). Oak Street, a division of Blue Owl, is a real estate investment firm focused on acquiring properties net-leased to investment grade and creditworthy tenants. Oak Street has ~$21 billion in assets under management. Blue Owl is a global alternative asset manager with ~$138 billion in assets under management. As publicly announced, on May 3, 2021, GPM and Oak Street entered into a standby real estate purchase, designation and lease program agreement (the “Program Agreement”) for Oak Street to acquire up to $1 billion of assets from and/or on behalf of GPM and to lease those assets to GPM, and on April 7, 2022, GPM and Oak Street entered into an agreement extending this commitment for an additional one year and providing availability of up to $1.15 billion for new transactions in the second year (see Exhibit 1 for the publicly filed Program Agreement and extension related amendment agreement). To facilitate the proposed Transaction, ARKO has secured an agreement from Oak Street based on the existing Program Agreement for $1.25 billion for the Transaction, subject to certain terms and conditions including pricing, as noted in the attached signed letter from Oak Street (see Exhibit 2).

We anticipate funding the Transaction with a mix of balance sheet cash, proceeds from Oak Street and lines of credit available to ARKO. Please see below for illustrative Transaction sources & uses with respect to the proposed Transaction.

Sources		Uses
ARKO cash	$60	TravelCenters equity purchase price	$1,439
TravelCenters cash	416	TravelCenters debt repaid	527
Oak Street funding	1,250	Prepayment of SVC lease	188
Capital One line of credit	384	Brand purchase	90
ABL	279	Payment to RMR	44
		Breakup fee	52
		Severance payment	9
		Illustrative transaction fees	40
Total sources	$2,389	Total uses	$2,389

In terms of the proposed debt financing, note that:

•	We have an existing line of credit led by Capital One with available capacity of $187 million with an up to $200 million built in accordion (for a total capacity of $387 million); and
•	As was published in our recently filed 10-K, as of December 31, 2022 we had approximately $675M in liquidity including approximately $300 million in cash and cash equivalents.

Advisors, Due Diligence and Timing

We are prepared to move quickly in order to complete our due diligence review. Our management team and advisors are ready to begin work immediately to complete our due diligence review. We have a team of professionals dedicated to acquisitions and have developed efficient standardized processes that have helped us close and integrate 23 acquisitions in the past. To help us complete the Transaction in an expedited manner, we have retained Credit Suisse as our financial advisor. With your support, we believe we can work expeditiously to complete diligence and sign an agreement within ~30 days. We anticipate that the bulk of our due diligence can be completed through an expeditious review of the existing data room and any other materials provided to BP during their due diligence process.

Agreement and Plan of Merger

As noted above, we have reviewed the Existing Merger Agreement and believe we can be in a position in short order to execute an agreement with very few, if any, changes other than as would be contained in our Superior Proposal as noted above. In connection with entering into the Transaction with the Company, we would expect at closing to enter into amended and restated lease agreements with the Service Properties Trust entities (collectively, “SVC”) under substantially the same terms provided in their filed Consent and Amendment Agreement entered into with BP and the Company simultaneously with the Existing Merger Agreement. ARKO would simultaneously enter into restated guaranties of those leases under substantially the same terms and conditions as set forth in the Consent and Amendment Agreement, and would additionally expect to acquire from SVC the same tradenames and trademarks associated with the Company's business as BP is acquiring under the Consent and Amendment Agreement at their current book value of $89.4 million. ARKO in addition would expect the management agreement between the Company and the RMR Group LLC or RMR to be terminated for a termination fee to RMR that is currently estimated to be approximately $44 million. Our counsel is available to discuss with your legal advisor(s).

Employees

We intend to retain all or substantially all of the Company's employees, subject to ARKO’s normal hiring process and background-checking procedure. ARKO's acquisition on-boarding process will facilitate a smooth transition for all such employees.

Approval and Necessary Consents

ARKO’s Board has convened and has approved ARKO’s submission of our Superior Proposal. The Transaction will be subject to final approval by ARKO’s board of directors, which we expect will be obtained promptly upon finalization of the definitive agreement.

Additionally, we will need to obtain all required governmental and regulatory authorizations. We believe that the approval and notification process will proceed efficiently given our extensive experience with the processes required. We have experience working with the FTC and are very familiar with the FTC requirements and processes.

Contacts

All correspondence with ARKO shall be directed to:

ARKO Corp.	Credit Suisse
Attn: Arie Kotler, Chairman President, and CEO	Attn: Jon Levin, Managing Director
8565 Magellan Parkway, Suite 400	11 Madison Avenue
Richmond, VA 23227	New York, NY 10010
Ph: 804-730-1568 x1171	Ph: 917-751-6355
e-mail: ak@gpminvestments.com	email: jon.levin@credit-suisse.com

Other Assumptions

This Superior Proposal is not intended to constitute a binding and enforceable contract and may be withdrawn for any or no reason. The terms of this proposal are proprietary to ARKO and may not be shared with any third parties other than financial and legal advisors assisting the Company in this transaction.

NOTWITHSTANDING ANYTHING SET FORTH HEREIN TO THE CONTRARY, THE TERMS OF THIS PROPOSAL AND ANY AND ALL DISCUSSIONS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, SHALL BE NON-BINDING AND SHALL NOT IN ANY WAY OBLIGATE ANY PARTY HERETO TO PERFORM ANY TRANSACTION OUTLINED OR DESCRIBED HEREIN, OR ANY OTHER TRANSACTION, OR TO CONTINUE THEIR DISCUSSIONS WITH RESPECT HERETO OR THERETO. SUCH PARTIES SHALL ONLY BECOME LEGALLY BOUND WITH RESPECT TO ANY SUCH TRANSACTION IF AND WHEN THEY, AND ALL OTHER PARTIES THERETO, EXECUTE AND DELIVER DEFINITIVE TRANSACTION DOCUMENTS WHICH ARE MUTUALLY ACCEPTABLE TO THE PARTIES TO SUCH DEFINITIVE TRANSACTION DOCUMENTS.

We are convinced that our all-cash Superior Proposal provides superior value and transaction certainty for TravelCenters’ shareholders compared with the Existing Merger Agreement. We hope that the Board of Directors of the Company will promptly declare our proposal a “Superior Proposal” so that you can comply with your obligations under the Existing Merger Agreement and secure this compelling opportunity for your shareholders. We look forward to the opportunity to engage in productive discussions with the Board of Directors in the coming days. Please feel free to contact Jon Levin at Credit Suisse from (917) 751-6355 with any questions or comments.

Sincerely,

ARKO CORP.

By:	/s/ Arie Kotler
Arie Kotler
Chairman & CEO

By:	/s/ Maury Bricks
Maury Bricks
General Counsel

Attachments

Exhibit 1

as presented in the ARKO Corp Form 8-K filing on 05/06/21

https://www.sec.gov/Archives/edgar/data/1823794/000119312521153351/0001193125-21-153351-index.html as presented in the ARKO Corp Form 8-K filing on 04/13/22

https://www.sec.gov/Archives/edgar/data/1823794/000119312522103602/0001193125-22-103602-index.html

Exhibit 2

Re: Agreement Associated with Potential ARKO Corp. Acquisition of TravelCenters of America, Inc.

March 13, 2023

Arie Kotler

Chairman, President & CEO

ARKO Corp.

Dear Mr. Kotler,

This letter reflects an agreement by Oak Street Real Estate Capital, LLC (“Oak Street”) based upon the Program Agreement dated May 3, 2021 and amended on April 7, 2022 (as amended, the “Program Agreement”). Subject to certain terms and conditions, including pricing, Oak Street is prepared to amend the program Agreement in order to commit $1.25 billion to accommodate ARKO Corp.'s acquisition of TravelCenters of America, Inc.

Sincerely,

For and on behalf of Oak Street Real Estate Capital, LLC

/s/ Jared Sheiker
Jared Sheiker
Vice President
Oak Street | A Division of Blue Owl